EXHIBIT 5


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                               HART & TRINEN, LLP
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
William T. Hart, P.C.                ________         Email:  harttrinen@aol.com
Donald T. Trinen                                      Facsimile:  (303) 839-5414
                                 (303) 839-0061
--

Will Hart
                                January 10, 2011

Colorado Ceramic Tile, Inc.
Street4151 East County Line Rd.
Suite E
placeCityCentennial, StateCO  PostalCode80122


      This letter will constitute an opinion upon the legality of the sale by certain shareholders of Colorado Ceramic Tile, Inc., a Colorado corporation (the "Company"), of the sale by certain shareholders of the Company of up to 4,125,000 shares of common stock, as referred to in the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission.

       We have examined the Articles of Incorporation, the Bylaws, and the minutes of the Board of Directors of the Company, and the applicable laws of the State of Colorado, applicable provisions of the Colorado Revised Statutes and the Colorado Constitution, all reported judicial decisions interpreting the same, and a copy of the Registration Statement. In our opinion, the Company was authorized to issue the shares to be sold by the selling shareholders and such shares are legally issued, fully paid and non-assessable.

                                           Very truly yours,

                                           HART & TRINEN

                                           /s/ William T. Hart

                                           William T. Hart